CODE OF ETHICS POLICY

Purpose and Scope

The purpose of the Code of Ethics Policy (the “Policy”) is to implement a policy of strict compliance with the highest standards of ethical business conduct and the provisions of applicable federal securities laws, including rules and regulations promulgated by the SEC. This Policy applies to all personnel of Highland Capital Management Fund Advisors, L.P. (“HCMFA”) and any registered investment adviser directly or indirectly controlling, controlled by, or under common control with HCMFA (“Affiliated Adviser” and, together with HCMFA, the “Advisers”) and all “Access Persons”1 of Highland Capital Funds Distributor, Inc. (“HCFD” and, together with the Advisers and solely for purposes of this Policy, the “Company”) regarding ethical business principles (collectively, “Covered Persons”). The Policy is designed to ensure compliance with legal requirements and the Company’s standard of business conduct. Covered Persons shall read and understand the Policy and uphold the standards outlined herein in their day-to-day activities at the Company.

General Policy

This Policy does not address every possible situation that may arise. Consequently, every Covered Person is responsible for exercising good judgment, applying ethical principles, and bringing violations or potential violations of this Policy to the attention of the Chief Compliance Officer. Any questions regarding the Company’s policies and procedures should be referred to the Compliance Department. The Policy covers the following topics:

(i)	Insider Trading

(ii)	Personal Trading Policy

(iii)	Outside Business Activities and Private Securities Transactions

(iv)	Business Gifts and Entertainment

1 “Access Persons” of HCFD means any director, officer or general partner of HCFD who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by a Fund for which HCFD acts as principal underwriter, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities. “Covered Securities” shall have the meaning set forth in Rule 17j-1 of the Investment Company Act.

(v)	Political Contributions

The Company will distribute this Code of Ethics, and any amendments, to each Covered Person, and each Covered Person will be required to sign either electronically or in writing an acknowledgement, indicating that they have received a copy of the Code of Ethics and will comply with its provisions. Acknowledgements required under the Code of Ethics may be submitted in written or electronic format containing substantially the same information included on the form.

Standards of Conduct

Compliance with Governing Laws, Regulations and Procedures

The Company and its Covered Persons shall comply with all applicable federal and state laws and regulations.

(i)

Covered Persons shall comply with all procedures and guidelines established by the Company to ensure compliance with applicable federal and state laws and regulations. No Covered Person shall knowingly participate in, assist, or condone any act of violation of any statute or regulation governing the Company or any act that would violate any provision of this Policy.

(ii)	Covered Persons shall have and maintain knowledge of and shall comply with the provisions of the Policy.

(iii)	Covered Persons having knowledge of violations of this Policy shall immediately report such violations to the Chief Compliance Officer.

Individual Standards of Conduct

The following general principles guide the individual conduct of each Covered Person:

(i)	Covered Persons will not take any action that will violate any applicable laws or regulations, including all federal securities laws.

(ii)	Covered Persons will adhere to the highest standards of ethical conduct.

(iii)	Covered Persons will maintain the confidentiality of all information obtained in the course of employment with the Company.

(iv)	Covered Persons will bring any issues reasonably believed to place the Company at risk to the attention of the Chief Compliance Officer.

(v)	Covered Persons will not abuse or misappropriate the Company’s or any Client’s assets or use them for personal gain.

(vi)	Covered Persons will disclose any activities that may create an actual or potential conflict of interest between the Covered Person, the Company and/or any Client.

(vii)

Covered Persons will deal fairly with Clients and other Covered Persons and will not abuse the Covered Person’s position of trust and responsibility with Clients or take inappropriate advantage of his or her position with the Company.

(viii)	Covered Persons will comply with this Code of Ethics.

Ethical Business Practices

It is the policy of the Company that any violation of applicable laws, regulations or this Policy shall be immediately reported to the Chief Compliance Officer. If a Covered Person, in good faith, raises an issue regarding a possible violation of law, regulation or Company policy or any suspected illegal or unethical behavior he or she will be protected from retaliation.

Falsification or Alteration of Records

Falsifying or altering records or reports, preparing records or reports that do not accurately or adequately reflect the underlying transactions or activities, or knowingly approving such conduct is prohibited. Examples of prohibited financial or accounting practices include:

(i)	Making false or inaccurate entries or statements in any Company or Client books, records, or reports that intentionally hide or misrepresent the true nature of a transaction or activity;

(ii)	Manipulating books, records, or reports for personal gain;

(iii)	Failing to maintain books and records that completely, accurately, and timely reflect all business transactions;

(iv)	Maintaining any undisclosed or unrecorded Company or Client funds or assets;

(v)	Using funds for a purpose other than the described purpose; and

(vi)	Making a payment or approving a receipt with the understanding that the funds will be, or have been, used for a purpose other than what is described in the record of the transaction.

Competition and Fair Dealing

The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, not through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each Covered Person should endeavor to respect the rights of and deal fairly with the Clients, vendors, service providers, suppliers, and competitors. No Covered Person should, in connection with any Company business, take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice. Covered Persons should not falsely disparage or make unfair negative comments about its competitors or their products and services. Negative public statements concerning the conduct or performance of any former Covered Person of the Company should also be avoided.

Privacy of Personal Information

The Company will acquire and retain only personal information that is required for the effective operation of the business of the Company or that is required by law in the jurisdictions in which the Company operates. Access to such information will be restricted internally to those with a legitimate need to know. Covered Person communications transmitted by the Company’s systems are not considered private.

Online Blogging and Communication with Media

The Company strictly prohibits Covered Persons from posting their opinions regarding an investment, issuer, investment strategy, market conditions, government financial actions, and any and all other such opinions as may appear to impart a financial opinion on any corporate, personal, or financial blogging website.

Spreading of False Rumors

The Company prohibits Covered Persons from spreading Rumors (as hereinafter defined) directly or indirectly regarding the financial condition of any company. For purposes of the Code of Ethics, a “Rumor” shall be defined to include any statement which, at the time of making, the Covered Person knew, or should have known, was false, misleading, or otherwise untrue or deceptive. This includes any statement in which the Covered Person omits a fact or set of facts, which if disclosed would change the nature of the statement, and which by being omitted results in the statement being false, misleading or otherwise untrue and deceptive. The Company prohibits the dissemination of Rumors verbally, electronically, or in writing.

Protection of Confidential Information

Information generated in the Company is a valuable Company asset. Protecting this information plays a vital role in the Company’s continued growth and ability to compete. Such information includes among other things, technical information such as computer programs and databases, business information such as the Company’s objectives and strategies, trade secrets, processes, analysis, charts, drawings, reports, sales, earnings, forecasts, relationships with Clients, marketing strategies, training materials, Covered Person compensation and records, and other information of a similar nature. Covered Persons must maintain the confidentiality of the Company’s proprietary and confidential information and must not use or disclose such information without the express consent of an officer of the Company or when legally mandated.

Confidentiality of Investor Information

Each Adviser, as a registered investment adviser, and HCFD, as the principal underwriter for the Retail Funds, have particular responsibilities for safeguarding investors’ information and the proprietary information of the Company. Covered Persons should be mindful of this obligation when using the telephone, fax, electronic mail, and other electronic means of storing and transmitting information. Covered Persons should not discuss confidential information in public areas, read confidential documents in public places, or leave or discard confidential documents where they can be retrieved by others.

Information concerning the identity of investors and their transactions and accounts is confidential. Such information may not be disclosed to persons within the Company except as they may need to know it in order to fulfill their responsibilities to the Company. You may not disclose such information to anyone or any firm outside the Company unless (i) the outside firm requires the information in order to perform services for the Company and is bound to maintain its confidentiality; (ii) when the Client has consented or been given an opportunity to request that the information not be shared; (iii) as required by law; or (iv) as authorized by the Chief Compliance Officer.

Information regarding investor orders must not be used in any way to influence trades in personal accounts or in the accounts of Clients. Intentionally trading ahead of a Client’s order with the purpose of benefiting on the trade as a result of the Client’s follow-on trade is known as “frontrunning” and is prohibited. Similarly, intentionally following a Client’s order with Covered Person trading activity for a similar purpose is known as “piggybacking” or “shadowing” and is likewise prohibited. Certain six-month short-swing transactions (e.g., a sale and a purchase, or a purchase and a sale, occurring within a six-month period) are also prohibited. If you reasonably believe improper trading in personal or Client accounts has occurred, you must report such conduct to the Chief Compliance Officer.

Additionally, Covered Persons are prohibited from buying or selling an option while in possession of non-public information concerning a block transaction in the underlying stock, or buying or selling an underlying security while in possession of non-public information concerning a block transaction in an option covering that security (the “inter-market front running”), for an account in which the Company or such Covered Person has an interest or with respect to which the Company or such Covered Person exercises investment discretion. This prohibition extends to trading in stock index options and stock index futures while in possession of non-public information concerning a block transaction in a component stock of an index. A “block transaction” means a transaction involving 10,000 shares or more of an underlying security or options covering 10,000 shares or more of such security. In the case of a thinly traded security, fewer than 10,000 shares may constitute a block transaction.

Prohibition Against Insider Trading

General

The Company forbids any Covered Person from trading, either personally or on behalf of others, including registered investment companies, private investment funds and private accounts advised by the Advisers, on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” The Company’s policy extends to activities within and outside each person’s duties at the Company.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”) or to communications of material non-public information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(i)	Trading by an insider while in possession of material non-public information;

(ii)

Trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

(iii)	Communicating material non-public information to others.

Insider Trading

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If Covered Persons have any questions, they should consult the Chief Compliance Officer.

Who is an Insider?

The concept of who is an “insider” is broad. It includes generally officers, directors and Employees of a company. In addition, a person can become a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and certain Employees of such organizations. In addition, although it is unlikely to occur in the normal conduct of its business, the Company or a Covered Person could become a temporary insider of a company it advises or for which it performs other services. According to the U.S. Supreme Court, the company must expect an outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” is defined generally as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation problems, antitrust charges, labor disputes, pending large commercial or government contracts, major new products or services, significant shifts in operating or financial circumstances (such as major write-offs and strikes at major plants) and extraordinary management developments (such as key personnel changes).

What is Non-Public Information?

Information is non-public until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

(i)	civil injunctions,

(ii)	disgorgement of profits,

(iii)	jail sentences,

(iv)	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

(v)	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, violations can be expected to result in serious sanctions by the Company, detailed in the Sanction Provisions section in this Policy, potentially including dismissal of the person(s) involved.

Procedures to Detect and Prevent Insider Trading

The following procedures have been established to aid Covered Persons in avoiding insider trading, and to aid the Company in preventing, detecting and imposing sanctions against individuals for insider trading. Each Covered Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

Identifying Inside Information

Before trading for yourself or others, including any Client Account, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

(i)

Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if disclosed?

(ii)

Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by appearing in publications of general circulation? Is the information already available to a significant number of other traders in the market?

If after consideration of the foregoing you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

(i)	Report the matter immediately to the Chief Compliance Officer.

(ii)	Do not purchase or sell the securities on behalf of yourself or others, including any Client Account.

(iii)	Do not communicate the information within or outside of the Company other than to the Chief Compliance Officer.

Client Account Trading

In connection with Company investments, certain Covered Persons may gain access to material, non-public information relating to the applicable borrower or issuer. In such cases, the applicable borrower or issuer will be placed on the Company’s Restricted List discussed below. In addition, in connection with investments, the Company will often enter into a confidentiality agreement relating to information that it may receive. It is the Company’s general policy that all companies who are the subject of a confidentiality agreement will be placed on the Company’s Restricted List.

Restricting Access to Material Non-Public Information

Information in your possession that you identify as material and non-public may not be communicated to anyone, including any person within the Company other than those persons who need to know such information in order to perform their job responsibilities at the Company. In addition, care should be taken to keep the information secure. For example, memos, reports, correspondence or files containing the information should be restricted.

Resolving Insider Trading Issues

If, after consideration of the provisions of this Code of Ethics, you have questions as to whether information is material or non-public, the propriety of any action, or about the foregoing procedures, please contact the Legal/Compliance Department to discuss your questions before trading or communicating the information to anyone.

Restricted Lists

Whenever a Covered Person is in possession of material, non-public information with respect to an issuer (regardless of whether it is currently owned by the Company or any Client Account, but particularly if the Company is analyzing or recommending securities for Client transactions) the Covered Person receiving the information should immediately submit a request to the Compliance Department to add the issuer to the Restricted List. Specific instances where an issuer should be added to the Company’s Restricted List include, but are not limited to, the following:

•

In the event the Company has a representative or observer on the Board of Directors of an issuer, the employee appointed or the portfolio manager responsible for the issuer must also immediately submit a Restricted List request for such issuer.

•

In the event any Covered Person becomes aware that any portfolio company managed by an a Adviser in respect of which the Company has a board designee or observer rights is entering into or has entered into a confidentiality or non-disclosure agreement with respect to a M&A transaction, the counterparty should be immediately placed on the Restricted List.

Exceptions to this policy can only be granted with express approval from the Compliance Department or CCO upon a showing that neither the existence of the transaction nor any information received in connection therewith constitute material non-public information. The Compliance Department will also have the discretion of placing an issuer on the Restricted List even though no Covered Person has or is expected to receive any material, non-public information about the issuer. Such action may be taken for the purpose of avoiding any appearance of the misuse of material, non-public information. When an issuer is placed on the Restricted List, all Covered Persons are prohibited from personal trading in securities of those issuers. In addition, no trades in Client Accounts may be made in an issuer on the Restricted List until the Compliance Department makes a determination described in the following paragraph.

In the event that the Company desires to engage in a securities transaction relating to an issuer that is listed on the Restricted List, the Chief Compliance Officer will conduct an investigation into all relevant factors, which may include: (i) whether the proposed transaction involves a security, (ii) the circumstances surrounding the placement of such issuer on the Restricted List, (iii) the extent to which any Covered Person may have continued possession of material, non-public information, (iv) whether the counterparty to the transaction has access to the same information, (v) whether the counterparty is entering into customary “big-boy”/non-reliance representations, and (vi) whether that Covered Person’s access (if any) to such material, non-public information will prevent the Company from engaging in such security transaction. All such determinations will be made on a case-by-case basis. The Legal/Compliance Department may condition its determination on the Portfolio Manager providing a certification affirming that, as of such trade date, they do not possess any material, non-public information relating to such issuer. In addition, in certain circumstances the Chief Compliance Officer may authorize one or more groups to trade while the firm is in possession of material nonpublic information, subject to appropriate ethical walls being imposed that insulate the authorized groups from the information otherwise in possession of the firm.

The Chief Compliance Officer will be responsible for determining whether to remove a particular issuer from the Restricted List. The only persons who will have access to remove issuers from the Restricted List are members of the Compliance Department.

Personal Trading Policy

Policy Overview

The purpose of this policy regarding Covered Person personal trading is to ensure that Covered Person’s personal trading activity complies with applicable laws and regulations, and is carried out in a manner consistent with Company policy. The Company has an obligation to monitor Covered Person personal trading to ensure that all trades meet the requirements set forth in this policy and that all personal trading transactions must avoid even the appearance of a conflict of interest. (For additional information regarding the Personal Trading Policy, including the list of approved brokerage firms, please see Employee Trading Policy)

General Principles

The following general principles should guide the individual trading activities of Covered Persons:

•

Covered Persons may only trade Reportable Securities during the permitted trading windows discussed under “Blackout Periods for Reportable Securities” below, provided that up to 40 ETF trades may be completed each year at any time and, provided further that the Chief Compliance Officer may permit additional trades on a case-by-case basis.

•

Covered Persons may not trade in the securities of an issuer in which any portfolio or fund managed by an Adviser or for which HCFD acts as the principal underwriter has an interest in any part of the capital structure. Notwithstanding the foregoing, the Chief Compliance Officer may approve exceptions to this limitation upon showing of need such as (in the case of a sale by a Covered Person where the Company is long the security in an account) or a showing of alignment of interests (such as where the

Covered Person wishes to buy a security that the Company is long) provided that the investment does not violate any legal, regulatory, or contractual restriction.

•	Executions of Covered Person account orders are subject to completion of Client orders (See, Restrictions on Personal Trading Activity below).

•

The Company reserves the right to cancel any Covered Person’s transaction. If a transaction is canceled, the Covered Person will bear the risk of loss and the Company (or a designated charity) will retain any profit associated with such cancellation.

•

Any breach of this policy may result in disciplinary action, up to and including termination of employment (See, Sanction Provisions for a detailed list of sanctions relating to violations of the Company’s Code of Ethics Policy).

Pre-Clearance Required for Reportable Securities: PTS

Covered Persons are required to pre-clear all acquisitions or dispositions of Reportable Securities. Pre-clearance approval is good for the day on which it is obtained. Receiving pre-clearance approval for a specific trade does not oblige the Covered Person to place the trade. Limit orders expiring at the end of a trading day are permissible; “good until canceled” orders are not.

Pre-Clearance Procedures

To monitor, record, and report the personal trading activities of Covered Persons, the Company uses the Financial Tracking Personal Trading System (“PTS”). Each Covered Person is provided a username and password to the online PTS. Pre-clearance must be obtained by submitting a pre-clearance request using the PTS. PTS will generate an “approval” or “denial” of the pre-clearance. PTS maintains a record of all pre-clearance requests submitted and their approval status, which can be viewed by both Compliance and Covered Persons. The Chief Compliance Officer monitors all transactions made by all Covered Persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Policy.

Covered Persons requiring pre-clearance of personal securities transactions while out of the office can email compliance@hcmlp.com.

Advance trade clearance in no way waives or absolves any Covered Persons of the obligation to abide by the provisions, principles and objectives of this Policy.

Reportable Securities

For the purpose of this Code of Ethics, Reportable Securities are exchange traded funds (“ETFs”), closed-end funds, notes and financial derivatives, and, except as provided below, all public securities. However, ETFs and options on ETFs are not required to be pre-cleared.

The following instruments are not considered Reportable Securities: shares issued by open-end funds (mutual funds), direct obligations of the Government of the United States, municipal securities, annuities, currencies and commodities, commercial paper, banker acceptances, and bank certificates of deposit.

Restrictions on Personal Trading Activity

Excessive trading by Covered Persons is discouraged and will be documented by Compliance and any issues identified will be presented to Senior Management.

Under no circumstances may any Covered Person effect a transaction in his or her personal account or in another Covered Person’s account while either in possession of material non-public information (MNPI) regarding the financial instrument and/or issuer that is the subject of the transaction, or with knowledge that a Client account is engaging, or likely to engage on the same day, in a similar transaction in the same instrument. Covered Persons may reference the Company’s Restricted List for a complete list of issuers the Company has access to MNPI. If a Covered Person holds a position that is subsequently placed on the Restricted List, Covered Persons are prevented from closing out the position until the issuer is removed from the list.

Covered Persons are also restricted from trading issuers where the Company has filed under Section 13D (Company owns more than 5%) or Section 16A (Company owns more than 10%). Compliance will maintain a complete list of restricted issuers under this rule.

Covered Persons are prohibited from trading in any firm holding, excluding ETFs, that is in conflict with the Company’s position. Conflicting positions misalign Covered Persons interests with investor interests. For example, Covered Persons are not allowed to go long in a security if the Company is currently short in an account nor shall they short a security if the company is currently long the security in an account.

All Covered Persons are prohibited from violating any rule, regulation, or law while trading in their personal accounts. Covered Persons are expected to live up not only to the letter of the law but also to the ideals of the Company.

Blackout Periods for Reportable Securities

Without the prior approval of the Chief Compliance Officer or his designee, no Covered Person may directly or indirectly acquire or dispose of a beneficial ownership interest in a Reportable Security other than during the first seven (7) calendar days of February, May, August, November and during the seven (7) calendar days commencing on December 15th and ending on December 21st each year. No Covered Person may directly or indirectly acquire or dispose of a beneficial ownership in a Reportable Security, with the exceptions of ETFs, when a Client has a pending transaction for an asset of the same issuer or its wholly owned affiliate. In the event the Chief Compliance Officer permits Covered Persons trading a firm holding, such Covered Person trade may not be effected until the third business day after the Client’s most recent transaction in the assets of that issuer. For example, if the Company purchases on behalf of a Client any part of IBM’s capital structure on Business Day 1 (loans, bonds, or equity), on Business Day 2 a Covered Person may not trade in IBM but on Business Day 3 the Covered Person may enter such a trade if the Company on behalf of the Client did not enter a trade in IBM on Business Day 2 and has no open orders on Business Day 3.

Covered Persons will not be restricted from (i) exercising a call/put option position or otherwise covering an option position in their personal trading accounts prior to expiration as long as the original option position was approved through PTS, (ii) toggling elections within the Company’s 401(k) plan, or (iii) investing in Funds managed by the Advisers or their affiliates (subject to applicable investor eligibility restrictions).

Front Running

All Covered Persons are prohibited from front running. The SEC states “front-running occurs when a person trades in advance of his or her client in order to take advantage of changes in the market price of a security that will be caused by that client’s trade.”

Highland Retail Fund Trading

Covered Persons are not allowed to trade for short term profits in any of the Retail Funds managed or sub-advised by the Advisers. Preclearance will be reviewed by the Chief Compliance Officer and will be subject to the same restrictions held on all other securities.

Pre-Clearance Required for Participation in IPOs

No Employee of an Adviser shall acquire any beneficial ownership in any securities in an initial public offering (as defined in Rule 204A-1 promulgated under the Advisers Act), for his or her account, without the prior approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction.

Pre-Clearance Required for Private or Limited Offerings

No Employee of an Adviser shall acquire beneficial ownership of any securities in a limited offering (as defined in Rule 204A-1 promulgated under the Advisers Act) without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction.

Pre-Clearance Required for Personal Loans Collateralized by Securities

Prior to arranging a personal loan with a financial institution, which will be collateralized by securities, a Covered Person must obtain the approval of the Chief Compliance Officer. If the loan is approved, the Covered Person must supply the Chief Compliance Officer with an email containing the following information:

(i)	The date of the transaction, the title and the number of securities involved in the transaction, the principal amount of each security, and a description of any other interest involved,

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition),

(iii)	The price at which the transaction was effected, and

(iv)	The name of the broker, dealer or bank with or through whom the transaction was effected.

Hardship Exemption

Covered Persons may request to trade outside of permitted windows or amounts under the hardship exemption. This exemption includes, without limitation, transferring assets to a new account, raising cash for taxes due, raising cash for unanticipated personal, family or medical expenses, raising cash for a large investment, incurring losses or gains in excess of 20% on an investment, or court ordered liquidation. These and other claims under the hardship exemption will be reviewed at the discretion of the Chief Compliance Officer.

Requests for hardship exemptions must be provided to the Chief Compliance Officer in writing. The Covered Person is not permitted to complete any transaction unless approval has been granted.

Any and all ambiguities relating to the administration of this policy will be determined and resolved by the Chief Compliance Officer in his sole discretion.

Monitoring and Review of Personal Securities Transactions

The Chief Compliance Officer or a designee will monitor and review all reports required under the Policy for compliance with the Company’s policies regarding personal securities transactions and applicable SEC rules and regulations. The Chief Compliance Officer may also initiate inquiries of Covered Persons regarding personal securities trading. Covered Persons are required to cooperate with such inquiries and any monitoring or review procedures employed by the Company. Any transactions for any accounts of the Chief Compliance Officer will be reviewed and approved by a separate member of Compliance, internal legal counsel or other designated supervisory person. All Covered Persons are required to comply with the reporting requirements outlined in the Code of Ethics.

Reporting Requirements for Covered Persons

Every Covered Person shall annually disclose their personal brokerage accounts and holdings held within those accounts. It is the Company’s policy that Covered Persons must maintain their account with firm approved brokerage firms. Additionally, employee Covered Person may be asked to provide hard copy duplicate statements for their disclosed personal brokerage accounts.

Initial and Annual Holdings Disclosure

Every Covered Person must, no later than ten (10) days after becoming a Covered Person and after opening any additional brokerage accounts thereafter, submit a completed Securities/Futures Account Disclosure Form covering the accounts over which they have investment discretion. Covered Persons are required to provide a copy of their most current brokerage statements (and the information must be current as of no more than 45 days prior to the reporting date), and transfer their account to one of the designated brokers approved by the Company. For the purpose of this Policy, a Covered Person account includes:

(i)	Any account owned by a Covered Person, any account owned/controlled by his or her family (including a spouse, minor child or other relative living in the same household),

(ii)

Any account, contract, understanding or other arrangement in which the Covered Person has a beneficial or pecuniary interest (such as a corporation, partnership, or estate in which the Covered Person has an interest), and

(iii)	Any account over which the Covered Person exercises discretionary trading control (such as an IRA, trust account or other custodian account).

No later thirty (30) days after the end of each calendar year, each Covered Person must complete an Annual Holdings Certification reflecting account holdings as of year-end. Both the Securities/Futures Account Disclosure Form and the Annual Holdings Certification at a minimum must contain the following information:

(i)

The title and type, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each Reportable Security and/or reportable fund in which the Covered Person had any direct or indirect beneficial ownership;

(ii)	The name of any broker, dealer or bank with whom the Covered Person maintains an account in which any securities were held for the direct or indirect benefit of the Covered Person; and

(iii)	The date the report is submitted by the Covered Person

Securities/Futures Account Disclosure Form and Annual Holdings Certifications are submitted to the Chief Compliance Officer using PTS.

Quarterly Certification of Transactions

Every Covered Person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly Certification of Transactions containing the following information with respect to any transaction during the quarter in a Reportable Security over which the Covered Persons had any direct or indirect beneficial ownership:

(i)

The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each Reportable Security;

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	The price of the Reportable Security at which the transaction was effected;

(iv)	The name of the broker, dealer or bank with or through whom the transaction was effected;

(v)	The date the account was established; and

(vi)	The date the report is submitted by the Covered Person

As part of the reporting requirements, every Covered Person must also, no later than thirty (30) days after the end of each calendar quarter, affirm that they have reported all Reportable Securities transactions during the period. Quarterly Certification of Transactions are submitted to the Chief Compliance Officer using PTS.

Annual Certification & Conflict of Interest Disclosure

Every Covered Person must, no later than thirty (30) days following year end, or no less than annually, must complete the Annual Certification & Conflicts of Interest Disclosure. The Annual Certification & Conflicts of Interest Disclosure is submitted to the Chief Compliance Officer using PTS. The Chief Compliance Officer or his/her designee is responsible reviewing and following up on any issues identified as potential conflicts of interest on the questionnaires.

Sanction Provisions

The following details violations of the Policy and the related sanctions that may result from non-adherence to the Policy. Each violation may result in the corresponding sanction, but the Company is not limited by what is enumerated. Similarly, the Company may take disciplinary action with respect to certain violations not specifically mentioned herein. The Chief Compliance Officer has the discretion to additionally fine a violator and to call a violator before Senior Management. A violation of the Policy may result in, warnings or fines as well as additional disciplinary action up to and including termination. All penalty fines will be placed in a fund held by the Company that will be available for donations to charities approved by Senior Management.

The Company encourages any Covered Person who has or may have violated the Policy (or any securities law or regulation) to voluntarily bring the matter to the attention of the Chief Compliance Officer. To the extent that any such volunteered violation of the Policy is determined to have been unintentional, or to the extent that such voluntary disclosure prevented further violation of the Policy, the Chief Compliance Officer, after such consultation with Senior Management that the Chief Compliance Officer determines is necessary or advisable, shall take such factors into consideration in determining any sanction relating to such Covered Person actions.

Outside Business Activities and Private Transactions

All Covered Persons are required to devote their full time and efforts to the business of the Company. In addition, no person may make use of his or her position as a Covered Person, make use of information acquired during employment, or make personal investments in a manner that may create a conflict, or the appearance of a conflict, between the Covered Person’s personal interests and the interests of the Company.

To assist in ensuring that such conflicts are avoided, Covered Person must obtain the approval of the Chief Compliance Officer prior to:

(i)

Serving as a director, officer, general partner or trustee of, or as a consultant to, any business, corporation or partnership, including family owned businesses and charitable, non-profit and political organizations.

(ii)	Accepting a second job or part-time job of any kind or engaging in any other business outside of the Company.

(iii)	Acting, or representing that the Covered Person is acting, as agent for a firm in any investment banking matter or as a consultant or finder.

(iv)	Forming or participating in any stockholders’ or creditors’ committee.

(v)

Receiving compensation of any nature, directly or indirectly, from any person, firm, corporation, estate, trust or association, other than the Company, whether as a fee, commission, bonus or other consideration such as stock, options or warrants.

Every Covered Person is required to complete the required disclosure form via PTS and have the form approved by the Chief Compliance Officer prior to serving in any of the capacities or making any of the investments described heretofore.

The Chief Compliance Officer, in connection with approving any outside activities, may place such conditions on an approval as he deems necessary and appropriate to protect the interests of any Client. In addition, a Covered Person must notify the Legal/Compliance Department if the Covered Person is or believes that he or she may become a participant, either as a plaintiff, defendant or witness, in any litigation or arbitration.

Whistleblower Policy

Purpose

This policy establishes procedures for the receipt, review, and retention of Reporting Person (defined below) complaints relating to the Advisers’ accounting, internal accounting controls, and auditing matters. The Advisers are committed to complying with all applicable accounting standards, accounting controls, and audit practices. While the Advisers do not encourage frivolous complaints, the Advisers do expect their officers, Employees, and agents to report any irregularities and other suspected wrongdoing regarding questionable accounting or auditing matters. It is each Adviser‘s policy that its Employees may submit complaints of such information on a confidential and anonymous basis without fear of dismissal or retaliation of any kind. This policy applies only to reports concerning Accounting Violations (as defined in Part 3 below).

The Chief Compliance Officer is responsible for overseeing the receipt, investigation, resolution, and retention of all complaints submitted pursuant to this policy.

This policy was adopted in order to:

(i)	Cause violations to be disclosed before they can disrupt the business or operations of an Adviser, or lead to serious loss;

(ii)	Promote a climate of accountability and full disclosure with respect to an Adviser’s accounting, internal controls, compliance matters, and Code of Ethics; and

(iii)	Ensure that no individual feels at a disadvantage for raising legitimate concerns.

This policy provides a means whereby individuals can safely raise, at a high level, serious concerns and disclose information that an individual believes in good faith relates to violations of the Compliance Manual, Code of Ethics, or law.

Reporting Persons Protected

This policy and the related procedures offer protection from retaliation against officers, Employees, and agents who make any complaint with respect to perceived violations (referred to herein as a “Reporting Person”), provided the complaint is made in good faith. “Good faith” means that the Reporting Person has a reasonably held belief that the complaint made is true and has not been made either for personal gain or for any ulterior motive.

An Adviser will not discharge, demote, suspend, threaten, harass, or in any manner discriminate or otherwise retaliate against any Reporting Person in the terms or conditions of his employment with the Adviser based upon such Reporting Person’s submitting in good faith any complaint regarding an Accounting Violation. Any acts of retaliation against a Reporting Person will be treated by an Adviser as a serious violation of the Adviser’s policy and could result in dismissal.

Scope of Complaints

The Advisers encourage Employees and officers (“Inside Reporting Persons”) as well as non-employees such as agents, consultants and investors (“Outside Reporting Persons”) to report irregularities and other suspected wrongdoings, including, without limitation, the following:

(i)	Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of an Adviser;

(ii)	Fraud or deliberate error in preparation and dissemination of any financial, marketing, informational, or other information or communication with regulators and/or the public;

(iii)	Deficiencies in or noncompliance with an Adviser’s internal controls and procedures;

(iv)	Misrepresentation or false statement to or by a senior officer of an Adviser regarding any matters in violation of state and/or federal securities laws; or

(v)	Deviation from full and fair reporting of an Adviser’s financial condition.

Confidentiality of Complaint

The Chief Compliance Officer will keep the identity of any Inside Reporting Person confidential and privileged under all circumstances to the fullest extent allowed by law, unless the Inside Reporting Person has authorized the Adviser to disclose his identity.

The Chief Compliance Officer will exercise reasonable care to keep the identity of any Outside Reporting Person confidential until it launches a formal investigation. Thereafter, the identity of the Outside Reporting Person may be kept confidential, unless confidentiality is incompatible with a fair investigation, there is an overriding reason for identifying or otherwise disclosing the identity of such person, or disclosure is required by law, such as where a governmental entity initiates an investigation of allegations contained in the complaint. Furthermore, the identity of an Outside Reporting Person may be disclosed if it is reasonably determined that a complaint was made maliciously or recklessly.

Submitting Complaints

1.	Inside Reporting Persons should submit complaints in accordance with the following procedures:

(i)	Complaints must be submitted in writing and mailed in a sealed envelope addressed as follows: The Chief Compliance Officer, Confidential – To be Opened Only by the Chief Compliance Officer.

(ii)

If they so desire, Inside Reporting Persons may request to discuss their complaint with the Chief Compliance Officer by indicating such desire and including their name and telephone number in the complaint.

(iii)

Inside Reporting Persons may report violations on an anonymous basis. The Chief Compliance Officer urges any Employee that is considering making an anonymous complaint to strongly consider that anonymous complaints are, by their nature, susceptible to abuse, less reliable, and more difficult to resolve. In addition, Employees considering making an anonymous complaint should be aware that there are significant rights and protections available to them if they identify themselves when making a complaint, and that these rights and protections may be lost if they make the complaint on an anonymous basis. Therefore, the Advisers encourages Employees to identify themselves when making reports of Accounting Violations. In responding to anonymous complaints, the Chief Compliance Officer will pay due regard to:

(a)	The fairness to any individual named in the anonymous complaint;

(b)	The seriousness of the issue raised;

(c)	The credibility of the information or allegations in the complaint, with allegations that are speculative or that do not have a specific factual basis being likely to receive less credence; and

(d)	The ability to ascertain the validity of the complaint and appropriately resolve the complaint without the assistance and cooperation of the person making the complaint.

2.	Outside Reporting Persons should submit complaints concerning violations in accordance with the following procedures:

(i)	Complaints may be submitted by e-mail or by a written letter in a sealed envelope addressed as follows: The Chief Compliance Officer, Confidential – To be Opened Only by the Chief Compliance Officer

The Chief Compliance Officer recommends that Outside Reporting Persons use the sample Complaint Form attached to this policy when reporting Accounting Violations.

(ii)	Outside Reporting Persons are required to disclose their identity in any complaints submitted under this policy. Complaints submitted by non-employees on an anonymous basis may not be reviewed.

Investigation of Complaints

(i)

Upon receipt of a complaint, the Chief Compliance Officer (or his designated representative) will confirm the complaint pertains to a violation. Investigations will be conducted as quickly as possible, taking into account the nature and complexity of the complaint and the issues raised therein. Any complaints submitted pursuant to this policy that do not relate to a violation will be returned to the Reporting Person, unless the Reporting Person’s identity is unknown.

(ii)	The Chief Compliance Officer may enlist Employees of the Adviser and outside legal, accounting and other advisors, as appropriate, to conduct an investigation of a complaint.

(iii)

The results of each investigation will be reported timely to the Chief Compliance Officer, which will then apprise the Chief Executive Officer, and prompt and appropriate remedial action will be taken as warranted in the judgment of the Chief Executive Officer or as otherwise directed by the Chief Compliance Officer. Any actions taken in response to a complaint will be reported to the Reporting Person to the extent allowed by law, unless the complaint was submitted on an anonymous basis.

(iv)

An Inside Reporting Person who is not satisfied with the outcome of the initial investigation or the remedial action taken with respect thereto, if any, may submit directly to the Chief Compliance Officer for its review a written complaint with an explanation of why the investigation or remedial action was inadequate. An Inside Reporting Person may submit a revised complaint on an anonymous basis in his sole discretion. The Inside Reporting Person should forward the revised complaint to the attention of the Chief Compliance Officer in the same manner as set out above for the original complaint.

(v)

The Chief Compliance Officer will review the Reporting Person’s revised complaint, together with documentation of the initial investigation, and determine in its sole discretion if the revised complaint merits further investigation. The Chief Compliance Officer will conduct a subsequent investigation to the extent and in the manner it deems appropriate. The Chief Compliance Officer may enlist Employees of the Advisers and outside legal, accounting and other advisors, as appropriate, to undertake the subsequent investigation. The Chief Compliance Officer or its designated representative will inform the Reporting Person of any remedial action taken in response to a Revised Complaint to the extent allowed by law, unless the complaint was submitted on an anonymous basis.

Retention of Complaints

The Chief Compliance Officer will maintain all complaints received, tracking their receipt, investigation, and resolution. All complaints and reports will be maintained in accordance with an Adviser’s confidentiality and document retention policies.

Unsubstantiated Allegations

If a Reporting Person makes a complaint in good faith pursuant to this policy and any facts alleged therein are not confirmed by a subsequent investigation, no action will be taken against the Reporting Person. In submitting complaints, Reporting Persons should exercise due care to ensure the accuracy of the information reported. If, after an investigation, it is determined that a complaint is without substance or was made for malicious or frivolous reasons or otherwise submitted in bad faith, the Reporting Person could be subject to disciplinary action. Where alleged facts reported pursuant to this policy are found to be without merit or unsubstantiated: (i) the conclusions of the investigation will be made known to both the Reporting Person, unless the complaint was submitted on an anonymous basis, and, if appropriate, to the persons against whom any allegation was made in the complaint; and (ii) the allegations will be dismissed.

Reporting and Annual Review

The Chief Compliance Officer will submit periodic reports to the Chief Executive Officer of all complaints and any remedial actions taken in connection therewith. This policy will be reviewed annually by the Chief Compliance Officer, taking into account the effectiveness of this policy in promoting the reporting of Accounting Violations of an Adviser, but with a view to minimizing improper complaint submissions and investigations.